Exhibit 99.5
AMENDMENT NO. 4
TO THE
ALLETE AND AFFILIATED COMPANIES
RETIREMENT SAVINGS AND STOCK OWNERSHIP PLAN
AS AMENDED AND RESTATED EFFECTIVE AS OF NOVEMBER 1, 2018

Pursuant to the authority retained by ALLETE, Inc. (the "Plan Sponsor") in Section 14.1 of the ALLETE and Affiliated Companies Retirement Savings and Stock Ownership Plan (the "Plan"), the Plan Sponsor hereby amends the Plan in the following respects:

1. Section 4.11 BNI Energy Matching Contributions shall be deleted and replaced with the following:

Sec. 4.11 BNI Energy Matching Contributions. A BNI Energy Matching Contribution will be made to the BNI Energy Matching Contribution Account of each eligible BNI Energy Participant for each pay period. The amount of such BNI Energy Matching Contribution shall be 100% of the Participant’s Before Tax Contributions and Roth 401(k) Contributions during each pay period, but disregarding any Before Tax Contributions and Roth 401(k) Contributions in excess of 5% of the Participant’s Salary for the pay period. BNI Energy Matching Contributions under this Section 4.11 shall be paid to the Fund in cash, and shall be made as of each pay period throughout the Plan Year.

In addition to BNI Energy Matching Contributions made as of each pay period, as provided above, a BNI Energy Matching Contribution “true-up” shall also be made as of the end of each Plan Year for each eligible BNI Energy Participant to the extent necessary so that aggregate Matching Contributions for the Plan Year equals the applicable percentage above for the Plan Year.

Participants receiving such BNI Energy Matching Contributions shall be subject to the same requirements under the Plan as other Participants making Before Tax and/or Roth 401(k) Contributions, and receiving other matching contributions, including the requirements under Code Sections 401(m) and 401(k), and Sections 6.4 and 6.5 of the Plan.

2. Section 4.12 BNI Energy Non-Elective Contributions shall be deleted and replaced with the following:

Sec. 4.12 BNI Energy Non-Elective Contributions. A BNI Energy Non-Elective Contribution will be made to the BNI Energy Non-Elective Contribution Account of each eligible BNI Energy Participant for each Plan Year. The amount of such BNI Energy Non-Elective Contribution for Non-Bargaining Unit Employees shall be the greater of: (i) 1.5% of the Participant’s base compensation as of January 1, if base compensation as of January 1 is greater than $93,333, or (ii) $1,400, if base compensation as of January 1 is not greater than $93,333. The amount of such BNI Energy Non-Elective Contribution for Bargaining Unit Employees shall be 1.5% of the Participant’s Salary.

Further, effective July 15, 2019 with respect to Non-Bargaining Unit Employees, and effective November 16, 2019 with respect to Bargaining Unit Employees, an additional BNI Energy Non-Elective Contribution will be made to the BNI Energy Non-Elective Contribution Account each Plan Year for each eligible BNI Energy Participant who is not a “Grandfathered OPEB Eligible Participant.” For this purpose, a “Grandfathered OPEB Eligible Participant” means a BNI Energy Participant who: (i) has attained age 50 as of July 15, 2019, and (ii) would be credited with at least 20 years of Aggregate Continuous Service prior to such Participant attaining age 61½, if such Participant would not incur a Termination of Employment prior to attainment of age 61½. The amount of the additional BNI Energy Non-Elective Contribution for each BNI Energy Participant who is not a Grandfathered OPEB Eligible Participant, shall be:

Exhibit 99.5

(a) For each Participant eligible for such Contribution who was hired before July 15, 2019 for Non-Bargaining Unit Employees, or hired before November 16, 2019 for Bargaining Unit Employees:

If sum of Participant’s Age and years of Aggregate Continuous Service as of July 15, 2019 is:	Amount of additional BNI Energy Non-Elective Contribution shall be:
Less than 30	4.0% of the Participant’s Salary for the pay period
At least 30 But less than 35	4.5% of the Participant’s Salary for the pay period
At least 35 But less than 40	5.5% of the Participant’s Salary for the pay period
At least 40 But less than 45	6.0% of the Participant’s Salary for the pay period
At least 45 But less than 50	6.5% of the Participant’s Salary for the pay period
At least 50 But less than 55	7.0% of the Participant’s Salary for the pay period
At least 55 But less than 60	7.5% of the Participant’s Salary for the pay period
60 or Greater	8.0% of the Participant’s Salary for the pay period

(b) For each eligible BNI Energy Participant hired after July 15, 2019 for Non-Bargaining Unit Employees and hired after November 16, 2019 for Bargaining Unit Employees, the amount of such additional BNI Energy Non-Elective Contribution shall be 4% of the Participant’s Salary for the pay period.

3. This Amendment No. 4 shall be effective as of January 1, 2020, unless otherwise noted.

ALLETE, INC.

By:____________________________________

Its:____________________________________

Dated:________________________